Exhibit 5.1

Baker & McKenzie CVBA/SCRL Bolwerklaan 21 Avenue du Boulevard - box 1 1210 Brussels Belgium Tel: +32 2 639 36 11 Fax: +32 2 639 36 99 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

27 October 2021

MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Ladies and Gentlemen,

RE:	MDXHEALTH SA – INITIAL PUBLIC OFFERING OF AMERICAN DEPOSITARY SHARES

1.	Introduction

(a)	We have acted as external Belgian law counsel to MDxHealth SA, a company organised and existing under Belgian law, having its registered office at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium and registered under company number 0479.292.440 RLP Liège (division Liège) (the “Company”), on certain Belgian law matters in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s proposed initial public offering of American Depositary Shares (the “ADSs”), representing new ordinary shares without nominal value (the “New Shares”) of the Company, with admission to trading and listing of the ADSs on the Nasdaq Capital Market, covered by the Registration Statement to which this opinion is an exhibit (the “Initial Public Offering”). The New Shares will comprise:

(i)	up to 37,500,000 new ordinary shares in registered form without nominal value to be issued by the Company pursuant to a capital increase resolved by the board of directors of the Company on 27 October 2021; and

Partners

GABRIEL, François1,3*

HUYGHE, Alain1,3*

VANHAERENTS, Koen1*

DE RAEVE, Antoine1,3*

FESLER, Daniel1,3*

VANDENBERGHE, Jean-François1,3*

LUYTEN, Nancy1,3*

MEERS, Roel1,3*

MEEUS, Luc1,3,5*

HAEGEMAN, Kurt1,3*

MAES, Dominique1,3*

VAN ACKER, Michael1,3*

BOMBEKE, Géry1,3*

DEHARENG, Elisabeth1,3*

BOVY, Geert[1,3]

HAANS, Joost[1,3]

BURG, Sebastian[1]

MARTENS, Davinia[1,3]

LEBRUN, Gregory[1,3]

BLOMME, Eric[1,3,5]

Senior Counsels & Counsels

SLOOTMANS, Jozef1*

LECHIEN, Dominique[1]

DE WINTER, Koen2,3*

MALLIEN, Pascal[2,3]

LION, Philippe1,3*

VAN HOOREBEKE, Annick[1]

VAN BAELEN, Olivier[1]

HOUBEN, Robby[2]

JANSSENS Els[1]

STAS, Kim[1]

DE VROEY, Michaël[2]

Associates

DEKETELAERE, Mario[2]

HOORELBEKE, Bram[1]

PERMEKE, Julie[1]

VAN STEENBERGE, Hélène[1,3]

JANSSEUNE, Joren[1]

VAN DEN BROEKE, Olivier[2]

WIAME, Hannelore[1]

COX, Kristoff[1]

VAN THIENEN Julie[1]

TYTGAT Sebastian[1]

DENYS, Pieter-Jan[1]

VERBEEK, Helena[1]

VANDEN BERGHE, Harold[1]

WILLEMS, Lien[1]

KAPETA KAPETA, Maïlys[1]

WALSCHOT, Nastassja[1]

ROYER Céline[1] SEBBARH Younes[1,3]	Associated with the Brussels Bar CARLIN, Fiona3,6* BERG, Werner[3,11] NIEJAHR, Nina[8] BUSHELL, Gavin[3,4] JOHNSON, Paul[3,4] YILMAZ, Sibel[14] MONTANI, Luca[12] WEINERT, Lisa[3,8] STEFANOU, Dimitrios[13]

1 – Member of the Brussels Bar | 2 – Member of the Antwerp Bar | 3 – BV/SRL | 4 – Solicitor (England and Wales) | 5 – Member of the New York Bar | 6 – Barrister, Inn of Court, Northern Ireland | 7 – Member of the Frankfurt/Main Bar | 8 – Member of the Düsseldorf Bar | 9 – Member of the Paris Bar | 10 – Member of the Barcelona Bar | 11 – Member of the Cologne Bar | 12 – Member of the Madrid Bar | 13 – Member of the Athens Bar | 14 – Member of the Swedish Bar | * – Shareholder/Director of Baker & McKenzie CVBA/SCRL

Baker & McKenzie CVBA/SCRL. Burgerlijke vennootschap van advocaten met handelsvorm/Société civile d’avocats à forme commerciale. BTW/TVA: BE 0426.100.511 RPR Brussel RPM Bruxelles.

(ii)	up to 5,625,000 additional new ordinary shares in registered form without nominal value to be issued by the Company at the option of the underwriters named in the Purchase Agreement (as defined below) in order to cover over-allotments.

(b)	For the purposes of this Opinion Letter:

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries);

and we have not examined any other documents relating to or affecting, and have not made any searches or enquiries concerning, any party to the Agreements.

(c)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of any of the parties to the Agreements (as defined below), and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the subsequent discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(d)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Initial Public Offering, the Agreements, the transactions to which the Agreements relate or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement (as defined below) and the Agreements (and the obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement and the Agreements, has therefore been limited to the terms of such documents as they appear to us on their face.

(c)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic copy of the Registration Statement on Form F-1;

(b)	the form of purchase agreement proposed to be entered into by the Company and Piper Sandler & Co. Inc. for itself and as representative of the underwriters named in the Purchase Agreement, filed as an exhibit to the Registration Statement (the “Purchase Agreement”);

(c)	the form of deposit agreement proposed to be entered into by the Company and The Bank of New York Mellon as depositary with respect to, among other things, the creation and administration of the ADSs, filed as an exhibit to the Registration Statement (the “Deposit Agreement”, and together with the Purchase Agreement, the “Agreements”);

(d)	a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on 27 May 2021, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on 27 October 2021;

(e)	an electronic version of the following minutes of the meetings of the board of directors of the Company (the “Board Resolutions”):

(i)	the minutes of the meeting of the board of directors of the Company held on 27 October 2021, authorising, approving and ratifying, as relevant, amongst other things, (A) the application to admit the Company’s ADSs to trading on the Nasdaq Capital Market, (B) the then current draft of the Registration Statement and certain other materials in relation to the Registration Statement and the Initial Public Offering, (C) the then current draft of the report of the board of directors in accordance with Article 7:198 juncto Articles 7:179, 7:191 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, (D) the then current draft of the Agreements, the transactions contemplated therein, and certain other arrangements to which the Company is to be a party in relation to the Initial Public Offering, and (E) the granting of special powers;

(ii)	the minutes of the meeting of the board of directors of the Company held before notary public on 27 October 2021, authorising, approving and ratifying, as relevant, amongst other things, the issue of New Shares within in the framework of the Initial Public Offering, and the dis-application of the statutory preferential subscription right of the existing shareholders and, as far as needed, existing holders of subscription rights of the Company within the framework of the Company’s authorised capital in accordance with Article 7:198 juncto Articles 7:179, 7:191 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, dated 23 March 2019, as amended from time to time (the “Belgian Companies and Associations Code”);

(f)	an electronic version of a signed copy of the report of the board of directors of the Company in accordance with Article 7:198 juncto Articles 7:179, 7:191 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, approved by the meeting of the board of directors referred to in paragraph 3(e)(i);

(g)	an electronic version of a signed copy of the report of the statutory auditor of the Company in accordance with Article 7:198 juncto Articles 7:179 and, insofar as needed and applicable, 7:197 of the Belgian Companies and Associations Code, attached to the report of the board of directors referred to in paragraph 3(f).

(h)	an electronic version of a signed copy of the report of the statutory auditor of the Company in accordance with Article 7:198 juncto Articles 7:179 and 7:191 of the Belgian Companies and Associations Code in relation to the report of the board of directors referred to in paragraph 3(f).

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	on 26 October 2021 we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the “Regsol Search”);

(b)	on 26 October 2021 we carried out an on-line search and review of the Annexes to the Belgian Official Gazette relating to the Company which shows any notices published up to 26 October 2021 (the “Publications”); and

(c)	on 26 October 2021 we conducted an online search in the database of articles of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the “Fednot Database”).

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement will become effective and will be filed in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders’ meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette;

(g)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(h)	the Company’s sole operational headquarters (exploitatiezetel/siège d’exploitation) are located at the place of its registered office;

(i)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(d);

(j)	each of the minutes referred to in paragraph 3(e) (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of duly appointed directors of the Company, conducted in accordance with its articles of association and Belgian law, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(k)	the directors of the Company who attended and voted at the board meetings referred to in paragraph 3(e) have complied with the applicable provisions of article 7:96 and article 7:97 of the Belgian Companies and Associations Code dealing with conflicts of interest of directors (as the case may be);

(l)	each of the resolutions of the general shareholders’ meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 above (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company have satisfied themselves that the Initial Public Offering and Agreements were or will be entered into for the purpose of carrying out the business of the Company as set out in its articles of association and that entering into the Agreements is of benefit to the Company, and their conclusions in this respect are not unreasonable;

(n)	with respect to each party to the respective Agreements (other than the Company):

(i)	it has been duly incorporated and is validly existing as a legal entity under all laws applicable to that party;

(ii)	it has all requisite power and capacity (corporate and otherwise) to enter into the Agreements to which it is a party, and to perform its obligations thereunder;

(iii)	no other action by, and no notice to or filing with, any governmental, administrative or other authority or court on behalf of or by such party is required in order to enable it to validly enter into, sign and perform under the Agreements to which it is a party;

(iv)	it has duly authorised the Agreements and will sign the Agreements to which it is a party;

(v)	each of the Agreements constitutes a valid and binding agreement of said party, enforceable against it in accordance with the terms of such Agreements; and

(vi)	if it at any relevant time is carrying on, or purporting to carry on, banking services, investment services or other regulated activity in Belgium, it is at all relevant times an authorised person or an exempt person under the relevant laws of Belgium, and in compliance with all applicable rules and regulations made thereunder;

(o)	none of the parties to the Agreements is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into or perform its obligations under the Agreements (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(p)	none of the parties to the Agreements has:

(i)	resolved to enter into liquidation, been dissolved, been annulled as a legal entity, filed an application for or been subject to proceedings for judicial reorganisation, filed an application for bankruptcy or been declared bankrupt; or

(ii)	ceased to pay its debts as they fall due or is subject to measures such as the appointment of a provisional administrator or the sequestration of assets,

and none of the parties has taken, or become subject to, similar proceedings or measures in any applicable jurisdiction;

(q)	each party to the Agreements has complied, and will continue to comply, with the requirements of good faith (goede trouw/bonne foi) and appropriate conduct (goede zeden/bonnes moeurs), and there has been and will be no mistake of fact (dwaling/erreur), fraud (bedrog/dol), undue influence (gekwalificeerde benadeling/lésion qualifiée) or duress (geweld/violence) in relation to the Agreements;

(r)	none of the parties to the Agreements is or will be seeking to achieve any purpose not apparent from the respective Agreements which might render any of the respective Agreements illegal or void, and the Agreements have been or will be entered into for bona fide commercial reasons and on arms’ length terms by each of the parties thereto;

(s)	the obligations of all parties under the respective Agreements are or will be binding upon them under any applicable law (other than Belgian law), and the exercise and performance by any party to the respective Agreements of its rights and obligations thereunder is or will be lawful in any place of exercise or performance (other than Belgium);

(t)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(u)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(v)	no advertising in relation to the Initial Public Offering needs to be approved in advance by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten / Autorité des services et marchés financiers) pursuant to Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended from time to time (the “Prospectus Regulation”), and the Belgian act of 11 July 2018 on the offering of investment instruments to the public and the admission of investment instruments to the trading on a regulated market, as amended from time to time;

(w)	for the purpose of the opinion referred to in paragraph 6 in so far as it relates to the actual issue of the New Shares, (i) the subscription price for the New Shares will be duly paid up and contributed in full, (ii) the New Shares will be duly subscribed for, (iii) the issue of the New Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, (iv) such notarial deed and an excerpt therefrom be duly filed and registered as required by Belgian law; and (v) in relation to the New Shares to be issued to cover over-allotments, if any, these New Shares will be delivered by the underwriters named in the Purchase Agreement in order to cover short positions following over-allotments made upon allocation of New Shares under the Initial Public Offering;

(x)	(i) the New Shares and ADSs will be offered and placed, and will be allocated, and will be traded and listed in each case in the manner and form as described in the Registration Statement and the Agreements, (ii) (without prejudice to the confirmation of any allocations upon pricing and closing of the books, in the manner as described in the Agreements, to the investors that subscribed for the New Shares or ADSs in the Initial Public Offering, no party was or will be guaranteed by or on behalf of the Company any allocation of New Shares or ADSs, and (iii) no public offering in respect of the New Shares or the ADSs has taken or will take place in Belgium, or elsewhere outside of the United States, as contemplated by the Prospectus Regulation or any other relevant rule or regulation;

(y)	the undertakings and agreements contained in the Agreements are or will be duly performed and complied with by all parties thereto;

(z)	each of the underwriters named in the Purchase Agreement is duly authorised to provide all of the intermediation, brokerage, investment and other services as contemplated by the Agreements, and has complied and will comply with the relevant rules and regulations in relation to such intermediation, brokerage, investment and other services;

(aa)	the transactions contemplated by the Purchase Agreement do not or will not require the publication of a prospectus in accordance with the Prospectus Regulation, except in relation to the subsequent admission of the New Shares to listing and trading on the regulated market of Euronext Brussels.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, having regard to such legal considerations as we have deemed relevant, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned:

the New Shares, when duly authorized and sold, issued and fully paid as contemplated in the Registration Statement, the Agreements, and the Board Resolutions, will be validly issued, fully paid up and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter is subject to the following qualifications:

7.1	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6 (Opinion), the term “valid” is a reference to the legal character of the relevant obligation and the terms “binding” and “enforceable” mean that the relevant obligation or instrument is of a type and form enforced by Belgian courts. None of these means that such an obligation or instrument will be enforced in accordance with its terms in every circumstance, and they are not to be construed as a prediction of the outcome of litigation.

7.3	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person’s obligation to comply with any of such laws or regulations; and

(b)	the accuracy or completeness of any statements or warranties of fact set out in the respective Agreements (except for the representations and warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified;

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker & McKenzie, a Belgian limited liability company (CVBA/SCRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm or any associated firm thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(b)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(c)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(d)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*       *       *

Yours faithfully, Baker & McKenzie CVBA/SCRL

Koen Vanhaerents Partner +32 2 639 37 69 Koen.Vanhaerents@bakermckenzie.com	Roel Meers Partner +32 2 639 36 11 Roel.Meers@bakermckenzie.com